United States
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                               Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934.

                                Commission File Number:  814-00139
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                Technology Funding Venture Capital Fund VI, LLC
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             (Exact name of registrant as specified in its charter)


1107 Investment Boulevard, Suite 180, El Dorado Hills, CA  95762  916-941-1400
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Fund Interest
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            (Title of each class of securities covered by this Form

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
           Rule 12g-4(a)(1)(i)   [ X ]         Rule 12h-3(b)(1)(i)   [   ]
           Rule 12g-4(a)(1)(ii)  [ X ]         Rule 12h-3(b)(1)(ii)  [   ]
           Rule 12g-4(a)(2)(i)   [   ]         Rule 12h-3(b)(2)(i)   [   ]
           Rule 12g-4(a)(2)(ii)  [   ]         Rule 12h-3(b)(2)(ii)  [   ]
                                               Rule 15d-6            [   ]

Approximate number of holders of record as of the certification or notice date:  153
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Pursuant to the requirements of the Securities Exchange Act of 1934 Technology
Funding Venture Capital Fund VI, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 24, 2003              By:  /s/ Charles R. Kokesh
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                                     President, Chief Executive Officer,
                                     Chief Financial Officer and Chairman
                                     of Technology Funding Inc., Investment
                                     Manager